             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                          FORM 8-K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934


        Date of Report (date of earliest event reported):
                       April 7, 1997




                     XEROX CORPORATION
   (Exact name of registrant as specified in its charter)



 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)


                   800 Long Ridge Road
                     P. O. Box 1600
            Stamford, Connecticut  06904-1600
    (Address of principal executive offices)(Zip Code)


    Registrant's telephone number, including area code:
                      (203) 968-3000


             This document consists of 60 pages.

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Item 5.   Other Events

On April 7, 1997 Registrant announced that its Board of Directors adopted a new Shareholder Rights Plan (the "Plan") which will take effect when the current rights plan expires on April 16, 1997.

Under the new Plan, which is substantially similar to the expiring plan, Rights will be distributed as a dividend at the rate of one Right for each share of common stock of the Company held by shareholders of record as of the close of business on April 16, 1997. Each Right will entitle shareholders to buy, upon the occurrence of certain events, one unit of a share of preferred stock for $250.00.

The Rights generally will be exerciseable only if a person or group acquires beneficial ownership of 20 percent or more of the Company's common stock or commences a tender or exchange offer which, upon consummation, would result in a person or group owning 20 percent of more of the Company's common stock.

Under certain circumstances, the new Rights are redeemable at a price of $.01 per Right and will expire on April 16, 2007, unless earlier redeemed.

A copy of the new Plan is attached as an exhibit. The foregoing description of the Plan does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the actual Plan.

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                        SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.


                                     XEROX CORPORATION

                                     By: MARTIN S. WAGNER
                                         Assistant Secretary

Dated:  April 7, 1997

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